AMENDMENT OF ARTICLES OF INCORPORATION

                                      OF

                    STRONG GOVERNMENT SECURITIES FUND, INC.

          The undersigned Vice President of Strong Government Securities Fund, Inc. (the "Corporation"), hereby certifies that in accordance with Section
180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to redesignate the Corporation's shares of Common Stock as the Investor series of the Strong Government Securities Fund, as indicated below, and to create the Advisor and Institutional series of the Strong Government Securities Fund.

          "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

     'A.     The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.001 per share. Subject to the following paragraph the authorized shares are classified as follows:

CLASS                                 SERIES        AUTHORIZED NUMBER OF SHARES

Strong Government Securities Fund    Investor       Indefinite
                                     Advisor        Indefinite
                                     Institutional  Indefinite'''


          This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on July 23, 1999 in accordance with
Section 180.1002 and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required. No shares of the Advisor or Institutional series of the Strong Government Securities Fund have been issued.

          Executed in duplicate this 26th day of July, 1999.

                              STRONG GOVERNMENT SECURITIES FUND, INC.


                              By:
                                     Stephen J. Shenkenberg, Vice President

This instrument was drafted by:

John S. Weitzer
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

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